SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   [x]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement        [ ]  Confidential, for Use of
                                               the Commission Only
                                               (as permitted by
[ ]    Definitive Proxy Statement                Rule 14a-6(e)(2))

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      TrustCo Bank Corp NY
        (Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]   No fee  required


  [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.

          (1) Title of each class of securities to which transaction applies:



          (2) Aggregate number of securities to which transactions applies:


          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(set forth the amount on which the filing fee is calculated and state how it was)


          (4)  Proposed maximum aggregate value of transaction:



          (5)  Total fee paid:



    [ ]  Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:



     (2)  Form, Schedule or Registration Statement No.:



     (3)  Filing Party:



     (4)  Date Filed:

<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.

                              TRUSTCO BANK CORP NY

                  320 State Street, Schenectady, New York 12305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To Shareholders Of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, will be held at TrustCo's Trust Building, 192 Erie Boulevard, Schenectady, New York 12305, on May 17, 1999, at 10:00 a.m. local time for the purpose of voting upon the following matters:

1.       Election of four directors.

2. Adoption of an amendment to the Amended and Restated Certificate of Incorporation of TrustCo to increase the authorized shares of Common Stock from 50,000,000 to 100,000,000.

3. Adoption of an amendment to the 1995 TrustCo Bank Corp NY Stock Option Plan to increase the authorized number of shares of Common Stock issuable under the Plan in addition to several administrative changes.

4. Ratification of the appointment of independent auditors for 1999.

5. Any other business that properly may be brought before the meeting or any adjournment thereof.


                                By Order of the Board of Directors,


                                William F. Terry
                                Secretary

April 5, 1999


YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

                              TRUSTCO BANK CORP NY
                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 17, 1999

          This proxy statement is furnished in connection with the solicitation by the Board of Directors of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. local time on Monday, May 17, 1999, at TrustCo's Trust Building, 192 Erie Boulevard, Schenectady, New York 12305. This proxy statement and the form of proxy were first mailed to shareholders on April 5, 1999. Any shareholder executing a proxy which is solicited hereby has the power to revoke it. Revocation may be made by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.

          Proxies will be solicited by mail. They also may be solicited by directors, officers, and employees of TrustCo and Trustco Bank, National Association of Schenectady, New York ("Trustco Bank"), a wholly-owned subsidiary of TrustCo, personally or by telephone, but such persons will receive no additional compensation for such services. TrustCo has also retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $2,750 plus expenses. The entire cost of this solicitation will be paid by TrustCo and Trustco Bank.

          As of March 1, 1999, there were 26,886,140 outstanding shares of Common Stock, $1.00 par value (the "Common Stock"), of TrustCo. Only shareholders of record of the Common Stock at the close of business on March 29, 1999, are entitled to notice of and to vote at the Annual Meeting. Each shareholder of record on that date is entitled to one vote for each share of Common Stock held. With respect to each matter to be acted upon at the Annual Meeting, abstentions on properly executed proxy cards will be counted for purposes of determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

          Full shares of Common Stock held for the account of shareholders participating in the Dividend Reinvestment and Stock Purchase Program will be voted in the same manner as those shareholders have authorized their shares held of record to be voted. If such shareholders fail to instruct how the shares registered in their names shall be voted, the shares held in their dividend reinvestment accounts will be voted as stated on the proxy card.

                              SHAREHOLDER PROPOSALS

          Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders to be held in May of 2000 must meet the requirements established by the Securities and Exchange Commission (the "S.E.C.") for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 3, 1999. Proposals that are not to be included in TrustCo's proxy statement will be deemed untimely and will not be considered at the annual shareholders meeting in 2000 unless they are received at TrustCo's principal executive offices not later than February 18, 2000. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.
                               THE ANNUAL MEETING

          A description of the items to be considered at the Annual Meeting and other information is set forth below.

Item 1.  Election of Directors


                  The first item to be acted upon at the Annual Meeting is the election of four directors to serve on the TrustCo Board of Directors (the "TrustCo Board") for a three year term until their successors shall have been duly elected and qualified. The incumbent Directors whose terms are currently scheduled to expire at the Annual Meeting, and who have been nominated for reelection as Directors (collectively, the "TrustCo Director Nominees") are as follows: Lionel O. Barthold, Richard J. Murray, Jr., William D.
Powers, and William F. Terry.

          TrustCo's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the TrustCo Board shall consist of not less than seven nor more than twenty members, and TrustCo's Bylaws provide that the total number of directors may be fixed by resolution of the TrustCo Board or the shareholders. The Certificate of Incorporation and the Bylaws require the TrustCo Board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

                  The Bylaws also provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the TrustCo Board for any reason, may be filled by the vote of a majority of the directors then in office, although less than a quorum, at any meeting of the TrustCo Board. Directors who are elected by the TrustCo Board shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business. The affirmative vote of at least a majority of the outstanding Common Stock is required to elect directors.

                  The pages that follow set forth information regarding the TrustCo Director Nominees, as well as information regarding the remaining members of the TrustCo Board whose terms of office do not expire this year. Proxies will be voted in accordance with specific instructions contained therein. Shares will be voted "for" the election of such TrustCo Director
Nominees unless contrary instructions are set forth on the enclosed TrustCo proxy card. If any such nominee shall be unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the TrustCo Board may recommend, or the TrustCo Board may reduce the number of directors to eliminate the vacancy. Each of the TrustCo Director Nominees has consented to being named in this Proxy Statement and to serve if elected. The TrustCo Board has no reason to believe that any TrustCo Director Nominee will decline or be unable to serve if elected, unless he or she reaches the mandatory retirement age of 75 during the term of office. In the event a vacancy is created by retirement or otherwise, the TrustCo Board may fill the vacancy or may reduce the number of directors to eliminate the vacancy. If the vacancy is filled, the director so elected shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business.

                  Information with regard to the business experience of each director and the ownership of Common Stock on December 31, 1998, has been furnished by such director, or has been obtained from the records of TrustCo. The Common Stock is the only class of equity security outstanding.


                  INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

                 NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS FOR
                        THREE-YEAR TERM TO EXPIRE IN 2002
                                                                       Shares of TrustCo Common Stock Beneficially
                                                                                            Owned
---------------------------------------------------------------------- ----------------------- -----------------------
                   Name and Principal Occupation(1)                       No. of Shares (2)       Percent of Class
---------------------------------------------------------------------- ----------------------- -----------------------
---------------------------------------------------------------------- ----------------------- -----------------------

Lionel O. Barthold,  Age 72;  Retired  Chairman,  Power  Technologies,         103,123                    *
Inc.  Chairman,  Cellutech,  LLC (research and development).  Director of  TrustCo  from  1981  through  1985,  and  from  1989  to  present.
Director of Trustco Bank since 1977.

Richard J. Murray,  Jr., Age 70; Chief Executive Officer, R. J. Murray         257,327                    *
Co., Inc.  (air-conditioning  and heating  distributors).  Director of
TrustCo and Trustco Bank since 1985.

William  D.  Powers,  Age 57;  Chairman,  New  York  Republican  State           8,159                    *
Committee.  Director of TrustCo and of Trustco Bank since 1995.

William F. Terry,  Age 57;  Executive  Officer of TrustCo  (Secretary)         397,757                 1.48
since 1990 and of Trustco  Bank (Senior  Vice  President)  since 1987.
Director of TrustCo and Trustco Bank since 1991.

See footnotes on page 6.

                     TRUSTCO DIRECTORS CONTINUING IN OFFICE

                                                                        Shares of TrustCo Common Stock Beneficially
                                                                                           Owned
---------------------------------------------------------------------- ----------------------- ----------------------
                  Name and Principal Occupation(1)                       No. of Shares (2)       Percent of Class
---------------------------------------------------------------------- ----------------------- ----------------------
---------------------------------------------------------------------- ----------------------- ----------------------

Barton A. Andreoli,  Age 59; President,  Towne  Construction & Paving           11,953                  *
Corp.  Director of TrustCo and of Trustco Bank since 1993.

M. Norman Brickman, Age 73; President,  D. Brickman,  Inc. (wholesale          158,983                  *
fruits and  produce).  Director  of TrustCo  and  Trustco  Bank since
1985.

Anthony J. Marinello,  M.D.,  Ph.D.,  Age 43,  Physician.  Director of           7,427                  *
TrustCo and Trustco Bank since 1996.

Robert A.  McCormick,  Age 62;  President  of TrustCo and Trustco Bank       1,230,041                 4.59
since  1982.  President  and Chief  Executive  Officer of TrustCo  and
Trustco  Bank since 1984.  Director of TrustCo and Trustco  Bank since
1980.

Nancy  A.  McNamara,  Age  49;  Executive  Officer  of  TrustCo  (Vice         369,268                 1.38
President)  since 1992 and Trustco Bank (Senior Vice President)  since
1988.  Joined  Trustco  Bank  in  1971.  Director  of  TrustCo  and of
Trustco Bank since 1991.

John  S.  Morris,  Ph.D.,  Age 73;  Interim  President,  New  England          46,655                   *
College,  President Emeritus and Research Professor  Philosophy,Union
College, and Former Chancellor, Union University. Director of TrustCo
since 1981 and of Trustco Bank since 1980.

James H. Murphy,  D.D.S., Age 70;  Orthodontist.  Director of TrustCo          22,470                   *
and of Trustco Bank since 1991.


See footnotes on page 6.


                     TRUSTCO DIRECTORS CONTINUING IN OFFICE
                                   (Continued)

                                                                        Shares of TrustCo Common Stock Beneficially
                                                                                           Owned
---------------------------------------------------------------------- ----------------------- ----------------------
                   Name and Principal Occupation(1)                       No. of Shares (2)       Percent of Class
---------------------------------------------------------------------- ----------------------- ----------------------
Kenneth C. Petersen,  Age 62, President and Chief Operating  Officer,          55,798                    *
Schenectady  International,  Inc. (chemical  manufacturer).  Director of TrustCo and of Trustco Bank since 1982.

William J. Purdy, Age 64; President,  Welbourne & Purdy Realty,  Inc.          13,131                    *
Director of TrustCo and of Trustco Bank since 1991.



                    INFORMATION ON TRUSTCO EXECUTIVE OFFICERS
                                NOT LISTED ABOVE

                                                                        Shares of TrustCo Common Stock Beneficially
                                                                                           Owned
---------------------------------------------------------------------- ----------------------- -----------------------
                  Name and Principal Occupation(1)                     No. of Shares (2)          Percent of Class
---------------------------------------------------------------------- ----------------------- -----------------------
---------------------------------------------------------------------- ----------------------- -----------------------

Robert  T.  Cushing,  Age  43;  Executive  Officer  of  TrustCo  (Vice         198,989                    *
President  and Chief  Financial  Officer)  and of Trustco Bank (Senior
Vice President and Chief  Financial  Officer).  Joined Trustco Bank in
May, 1994.

Ralph  A.  Pidgeon,  Age  56;  Executive  Officer  of  TrustCo  (Vice          374,835                   1.40
President  and  Assistant  Secretary)  since 1995 and of Trustco Bank
(Senior Vice President) since 1978.  Joined Trustco Bank in 1964.


See footnotes listed on page 6.


TRUSTCO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15 INDIVIDUALS) BENEFICIALLY OWN 3,255,916 SHARES OF COMMON STOCK, WHICH REPRESENT 12.1% OF THE OUTSTANDING SHARES.

(1) Each of the Directors has held, or retired from, the same position or another executive position with the same employer during the past five years, except John S. Morris, Ph.D., who accepted the position of Interim President at New England College, Henniker, New Hampshire, in 1997.
(2) Each Director and Executive Officer named herein has sole voting and investment power with respect to the shares listed above, except that voting and investment power over a total of 6,017 shares is shared with their spouses and children, and a total of 134,084 are owned by spouses and other family members. The shares shown include 2,138,955 shares of Common Stock with respect to which certain Directors and Executive Officers have a right to acquire beneficial ownership within 60 days of December 31, 1998.
*        Less than 1%

Director Fees, Committees and Attendance


         The TrustCo Board held five meetings during 1998. Each Director attended all of the meetings of the TrustCo Board and its Committees on which he or she served. Each Director who is not an employee of TrustCo or of Trustco Bank currently receives for his services as Director a fee in the amount of $2,450 per meeting attended of TrustCo's and Trustco Bank's Boards of Directors, and $1,225 per meeting attended of any TrustCo or Trustco Bank committee of which he is a member. TrustCo Directors who are not also employees of TrustCo or its subsidiaries are also eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan (the "Directors Performance Bonus Plan"), which was adopted by the TrustCo Board in 1997. Under the Directors Performance Bonus Plan, non-employee directors are eligible to be awarded "units," the value of which is based upon the appreciation in value of Common Stock between the date of the award and the occurrence of a "change in control" as defined in the Directors Performance Bonus Plan. The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each non-employee director has been awarded 13,225 units under the Directors Performance Bonus Plan at a base price of $15.74 per unit (after adjustment to reflect the 15% stock splits on November 14, 1997, and November 13, 1998). Directors who are employees of TrustCo or Trustco Bank do not receive directors' fees or other additional remuneration for TrustCo or Trustco Bank Board of Directors' meetings or for special assignments.

         TrustCo's Nominating Committee held no meetings in 1998. The four Directors currently serving on the Nominating Committee are R. McCormick (Chairman), B. Andreoli, R. Murray and W. Terry. The function of the Nominating Committee is to consider and recommend to the TrustCo Board nominees for election to the TrustCo Board. Each of the nominees slated for election at the Annual Meeting is an incumbent and was considered and selected by the TrustCo Board without action by the Nominating Committee. The Nominating Committee will consider written recommendations by shareholders for nominees for election to the TrustCo Board.

         TrustCo's Audit Committee held two meetings in 1998. The four Directors serving on the Audit Committee are R. Murray, Jr. (Chairman), J. Murphy, K. Petersen and W. Purdy. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures, and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of particular external audit firms by TrustCo in the coming year, after reviewing performance of the existing vendors and available audit resources.

         TrustCo's Stock Option Committee held one meeting in 1998. The three Directors serving on the Stock Option Committee are J. Morris (Chairman), B. Andreoli and N. Brickman. The function of the Stock Option Committee is to administer the 1995 TrustCo Bank Corp NY Stock Option Plan (the "1995 Stock Option Plan") and the Directors Performance Bonus Plan and the TrustCo Bank Corp NY Performance Bonus Plan (the "Officers Performance Bonus Plan"), which were adopted by the Board in 1997.

         The Personnel Advisory Committee of Trustco Bank held one meeting in 1998. The three Directors serving on the Personnel Advisory Committee are J. Morris (Chairman), B. Andreoli and N. Brickman. The function of the Personnel Advisory Committee is to review general compensation practices of Trustco Bank and to recommend to the Board of Directors of Trustco Bank the salary and benefits for Trustco Bank's three Executive Officers who are also Directors of TrustCo, and the two Executive Officers of Trustco Bank who are not Directors of TrustCo.

TrustCo Executive Officers


     The current Executive Officers of TrustCo are President and Chief Executive Officer Robert A. McCormick, Vice President and Chief Financial Officer Robert
T. Cushing, Vice President Nancy A. McNamara, Vice President and Assistant Secretary Ralph A. Pidgeon, and Secretary William F. Terry.

Trustco Bank Executive Officers


     The current Executive Officers of Trustco Bank are President and Chief Executive Officer Robert A. McCormick, Senior Vice President and Chief Financial Officer Robert T. Cushing, Senior Vice Presidents Nancy A. McNamara and Ralph A. Pidgeon, and Senior Vice President and Secretary William F. Terry.

TrustCo and Trustco Bank Executive Officer Compensation


         The following table sets forth, for the fiscal year ended December 31, 1998, the compensation paid to or accrued on behalf of each of the five most highly compensated Executive Officers of TrustCo and Trustco Bank. The value of incidental personal benefits, which may not be directly related to job performance, has been included, where applicable, according to the S.E.C.'s required disclosure thresholds. Each of the following Executive

Officers has an employment agreement and a supplemental retirement agreement described in subsequent pages.

                           Summary Compensation Table
                                                                                                                      Long Term
                                                                                                                     Compensation
                                                                          Annual Compensation                           Awards
                                      -------------------------------------------------------------------------------------------
                                                     ------------------ ------------------- -------------------------------------
                                                                                                                      Securities
                                                                                                     Other            Underlying
                                                                                                    Annual             Options/
                                                          Salary              Bonus              Compensation            SARs
                                          Year              ($)               ($)(1)                ($)(2)              (#)(3)
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

Robert A. McCormick(4)                    1998            $800,000         $1,120,000            $82,709               115,000
President and Chief                       1997             775,000            968,750              62,810              132,250
Executive Officer,                        1996             750,000            787,500              66,813              152,087
TrustCo and Trustco Bank
------------------------------------- -------------- ------------------ ------------------- -------------------------------------
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

Robert T. Cushing                         1998             285,000            399,000             20,346                46,000
Senior Vice President,                    1997             275,000            343,750             22,552                52,900
Chief Financial Officer,                  1996             260,000            273,000             12,481                60,835
Trustco Bank; Vice
President, Chief Financial
Officer, TrustCo
------------------------------------- -------------- ------------------ ------------------- -------------------------------------
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

Nancy A. McNamara                         1998             285,000            399,000             30,005                46,000
Senior Vice President                     1997             275,000            343,750             21,211                52,900
Trustco Bank; Vice                        1996             260,000            273,000             14,181                60,835
President, TrustCo
------------------------------------- -------------- ------------------ ------------------- -------------------------------------
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

Ralph A. Pidgeon                          1998             285,000            399,000             28,246                46,000
Senior Vice President                     1997             275,000            343,750             27,430                52,900
Trustco Bank; Vice                        1996             260,000            273,000             15,892                60,835
President, Assistant
Secretary, TrustCo
------------------------------------- -------------- ------------------ ------------------- -------------------------------------
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

William F. Terry                          1998             285,000            399,000             23,848                46,000
Senior Vice President                     1997             275,000            343,750             21,857                52,900
and Secretary, Trustco                    1996             260,000            273,000             14,659                60,835
Bank; Secretary,
TrustCo
------------------------------------- -------------- ------------------ ------------------- -------------------------------------

(1) Bonus amounts include payments to senior Executive Officers of TrustCo as short-term incentive compensation pursuant to the incentive program described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation."

          (2) Includes amounts reimbursed by TrustCo for the payment of taxes pursuant toestablished benefit plans.
          (3) Stock Option data has been adjusted to reflect the 15% stock splits on November 13,1998, November 14, 1997, and
               November 15, 1996.
          (4) Does not include distribution under Mr. McCormick's retirement benefits agreement with Trustco Bank. See
               "TrustCo Retirement Plans."

                      Option/SAR Grants in Last Fiscal Year

                                                                                                       Potential Realizable Value
                                     Number of           % of Total                                     at Assumed Annual Rates
                                    Securities          Options/SARs     Exercise or                  of Stock Price Appreciation
                                    Underlying           Granted to       Base Price                       For Option Term(4)
                                   Options/SARs         Employees in      ($/Sh)(3)      Expiration
             Name                 Granted (#)(1)       Fiscal Year(2)                       Date             5%            10%
------------------------------- -------------------- ------------------- ------------- --------------------------------------------
Robert A. McCormick                   115,000              29.0%           $23.03        6/16/2008      $1,665,200     $4,220,500

Robert T. Cushing                     46,000               11.6%            23.03        6/16/2008         666,080      1,688,200

Nancy A. McNamara                     46,000               11.6%            23.03        6/16/2008         666,080      1,688,200

Ralph A. Pidgeon                      46,000               11.6%            23.03        6/16/2008         666,080      1,688,200

William F. Terry                      46,000               11.6%            23.03        6/16/2008         666,080      1,688,200


(1) Options, which were granted on June 16, 1998, become exercisable in five annual installments beginning June 16, 1998. Stock Option data has been adjusted for the 15% stock split on November 13, 1998.
(2) The total number of options granted in 1998 was 396,175, of which 299,000 (75.5%) were issued to the Executive group, 11,500 (2.9%) were issued to the non-Executive Director group, and 85,675 (21.6%) to the non-Executive Officer group.
(3) Exercise or base price is equal to the mean between the closing dealer bid and asked price for the Common Stock as quoted by Nasdaq on the date of the grant.
(4) The amounts included reflect pre-tax gain. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the S.E.C. and, therefore, are not intended to forecast possible future appreciation, if any, of TrustCo's stock price, including any appreciation in the event of a change in control. TrustCo's per share stock price would be $37.51 and $59.73 if increased 5% and 10% respectively, compounded annually over the option term.



    Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End
                                Option/SAR Values

                                                                                     Number of
                                                                                    Securities
                                                                                    Underlying            Value of Unexercised
                                                                                    Unexercised               In-the-Money
                                                                                  Options/SARs at            Options/SARs at
                                                                                    FY-End (#)                FY-End ($)(3)
                                  Shares Acquired               Value              Exercisable/               Exercisable/
            Name                 On Exercise (#)(1)        Realized($)(2)          Unexercisable              Unexercisable
----------------------------- ------------------------- ---------------------- ---------------------- ------------------------------
Robert A. McCormick                      --                      --              1,010,396/268,686        $19,886,264/3,428,319
Robert T. Cushing                      10,580                 $140,783            163,827/101,999          2,828,196/1,274,303
Nancy A. McNamara                        --                      --               258,536/101,999          4,941,160/1,274,303
Ralph A. Pidgeon                       3,158                    64,902            314,288/101,999          6,252,447/1,274,303
William F. Terry                       3,450                    60,525            304,139/101,999          6,013,743/1,274,303

(1) Stock Option data has been adjusted for the 15% stock splits on November 13, 1998, November 14, 1997, and November 15, 1996.


(2) The amounts included reflect pre-tax gain. Amounts shown represent the difference between the stock option grant price and the market value of the stock on the date of exercise.
(3) The amounts included reflect pre-tax gain. Value of unexercised in-the-money options and SARs is based on December 31, 1998, closing trade price of $30.00

TrustCo Retirement Plans


          Trustco Bank has a defined benefit retirement plan (the "Trustco Bank Retirement Plan") pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The Trustco Bank Retirement Plan is fully funded by Trustco Bank contributions. In addition, Trustco Bank has a supplemental retirement plan (the "Trustco Bank Supplemental Retirement Plan"), which is an actuarial plan, under which additional retirement benefits are accrued for eligible Executive Officers. Under the Trustco Bank Supplemental Retirement Plan, the amount of supplemental retirement benefits is based upon annual contributions which are actuarially calculated to achieve a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits and years of service; and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement. The Trustco Bank Supplemental Retirement Plan provides benefits based on years of service to a maximum of 40.

          The following table shows the approximate retirement benefits which would have been payable in 1998 to salaried employees, under both the Trustco Bank Retirement Plan and the Trustco Bank Supplemental Retirement Plan, assuming retirement of such person at age 65, and payment of benefits in the form of a life annuity. Earnings used in calculating benefits under these Plans are approximately equal to cash amounts reflected as Salary plus Bonus in the Summary Compensation Table. These Plans permit service and earnings to continue to be credited for employment after age 65. The benefits set forth in the following table are in addition to those which may be received as Social Security benefits. The years of service at normal retirement age 65 for the Executive Officers (other than Mr. McCormick) named in the Summary Compensation Table would be as follows: Mr. Cushing, 27 years; Ms. McNamara, 43 years; Mr. Pidgeon, 44 years; and Mr. Terry, 20 years.

          Robert A. McCormick is not a participant in the Trustco Bank Supplemental Retirement Plan, but has a separate agreement with Trustco Bank under which additional retirement benefits are accrued. Under the terms of Mr. McCormick's agreement, benefits are generally calculated on the actuarial basis used in the Trustco Bank Supplemental Retirement Plan; however, he will be entitled to benefits equal to those to which he would have been entitled if he had been an employee of Trustco Bank and a participant under its qualified plans since the date he joined a former employer. The benefit will be reduced by the amount of benefits actually paid him under Trustco Bank's qualified plans and by his former employer's qualified plans. The years of credited service at normal retirement age 65 for Mr. McCormick would be 47, although Mr. McCormick may continue to accrue benefits beyond that age.

                               Pension Plan Table

                      Annual Benefits for Years of Service
                         ------------------------------------------------------------------------------------------
      Remuneration                         10                     20                   30                    40
-------------------------------------------------------------------------------------------------------------------
            $200,000                     $36,500                $73,800              $112,400              $151,900
             400,000                      76,500                153,100               231,400               311,400
             600,000                     116,500                233,100               351,400               471,400
             800,000                     156,500                313,100               471,400               631,400
           1,000,000                     196,500                393,100               591,400               791,400
           1,200,000                     236,500                473,100               711,400               951,400
           1,400,000                     276,500                553,100               831,400             1,111,400
           1,600,000                     316,500                633,100               951,400             1,271,400
           1,800,000                     356,500                713,100             1,071,400             1,431,400
           2,000,000                     396,500                793,100             1,191,400             1,591,400
           2,200,000                     436,500                873,100             1,311400              1,751,400
           2,400,000                     476,500                953,100             1,431,400             1,911,400

         Generally, an employee who has attained age 55 and has ten years of service has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with Trustco Bank. The Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), places a maximum limit on the benefits that can be provided under qualified retirement plans such as the Trustco Bank Retirement Plan. For 1998, the annual Internal Revenue Code limit for a straight-life annuity benefit at normal retirement age was $130,000, which amount is actuarially reduced for participants who retire and begin receiving benefits early.

          The Trustco Bank Supplemental Retirement Plan provides that supplemental benefits will be paid in a single lump sum to a participant who terminates employment for reasons other than retirement on or after his normal retirement date. A participant who retires on or after his normal retirement date may elect to be paid the supplemental benefits upon separation of service from Trustco Bank in one of the benefit forms provided under the Trustco Bank Retirement Plan or in a single lump sum or installments over a five-year period. Also under the Trustco Bank Supplemental Retirement Plan, Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of a participant's supplemental benefit. The amount of this single payment is equal to the participant's Supplemental Account Balance. Mr. McCormick's separate agreement provides that Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of Mr. McCormick's supplemental benefit. Pursuant to this provision, during 1998 Trustco Bank made a lump sum distribution to Mr. McCormick of $6,480,975. The amount of this single payment was equal to the balance of Mr. McCormick's supplemental benefit under his separate agreement.

          The Trustco Bank Supplemental Retirement Plan and Mr. McCormick's separate agreement are unfunded for tax purposes. However, Trustco Bank has established an irrevocable trust (the "Rabbi Trust") to fund its obligations under these and other executive compensation plans. Trustco Bank is required to make annual contributions to the Rabbi Trust. However, the assets of the Rabbi Trust remain subject to Trustco Bank's general creditors in the event of insolvency.

Personnel Advisory Committee Report on Executive Compensation

                  The Personnel Advisory Committee of Trustco Bank determines the compensation of employees and officers of TrustCo and Trustco Bank, including the named Executive Officers identified in the Summary Compensation Table (the "Named Executive Officers") which appears elsewhere in this Proxy Statement. Each of the named Executive Officers in the Summary Compensation Table has an employment agreement with each of TrustCo and Trustco Bank. These employment agreements are described elsewhere in this Proxy Statement.

          The Personnel Advisory Committee of the Board of Directors of Trustco Bank, the present members of which are J. Morris (Chairman), B. Andreoli, and N. Brickman (none of whom was an officer of TrustCo or Trustco Bank during fiscal year 1998), furnished the following report on executive compensation to the Board of Directors of Trustco Bank, which has been adopted by the TrustCo Board for the year ended December 31, 1998:

                  Under the supervision and direction of the Personnel Advisory Committee, TrustCo and Trustco Bank have developed compensation policies, plans and programs which seek to enhance profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's senior management with those of its shareholders. It continues to be the purpose and intent of the Personnel Advisory Committee to design a compensation program which reflects the standards of performance of Trustco Bank, with particular emphasis on setting goals tied to return on shareholder equity previously defined by the Board of Directors of Trustco Bank.

                  The function of the Personnel Advisory Committee is to review the general compensation structure for Executive Officers of Trustco Bank, including the named Executive Officers, and to recommend to the Board of Directors of Trustco Bank the salary and benefits of such Executive Officers. The components of executive compensation for the named Executive Officers include salary, bonus, stock options, and cash payments under the Trustco Bank Retirement Plan, Trustco Supplemental Retirement Plan, and Executive Officer Incentive Plan, and in Mr. McCormick's case, in his separate agreement. The Personnel Advisory Committee evaluates individual performance and corporate profitability to determine the level of any compensation adjustment to take effect as of January of the following year. The Personnel Advisory Committee also identifies persons within Trustco Bank eligible to participate in the two incentive plans and the Trustco Supplemental Retirement Plan.

                  The Personnel Advisory Committee met once during the course of the year, on October 20, 1998. The Stock Option Committee, whose members are the same as that of the Personnel Advisory Committee, met separately on June 16, 1998, to (1) identify eligible participants in the 1995 Stock Option Plan, and
(2) award option grants for the current plan year. The Stock Option Committee considered discussions PricewaterhouseCoopers LLP had with management regarding general stock option issues and trends when formulating its final decision on grants awarded under the 1995 Stock Option Plan. PricewaterhouseCoopers LLP provided information regarding industry trends for general compensation levels and option levels in the industry. PricewaterhouseCoopers LLP is not the independent auditor for TrustCo, but provides various consulting services for TrustCo from time to time. While TrustCo does not have a target ownership level for equity holdings by its executives, the Stock Option Committee does take into account the amount and value of options currently held by eligible participants when granting option awards. Options may be granted in varying amounts so as to create relative ownership parity among the Executive Officers participating in the 1995 Stock Option Plan.

          It is the aim of the Personnel Advisory Committee to determine salary and benefit levels of executive compensation principally upon the basis of overall corporate performance, although elements of corporate performance may vary from year to year in the discretion of the Personnel Advisory Committee and among Executive Officers. In making any such determination, the Personnel Advisory Committee will consider a number of factors including, among others, TrustCo's and Trustco Bank's return on equity, attainment of net income goals and total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance and particular contributions to Trustco

Bank and TrustCo during the course of the year, and other relevant factors, including involvement in community matters which may better position the organization to serve the immediate needs of Trustco Bank's market. The Personnel Advisory Committee uses broad discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors when establishing salary and benefit levels.

                  The Personnel Advisory Committee may also consider compensation programs offered to executives performing similar duties for competing depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions. To assist in this evaluation, an industry group of ten regional bank holding companies, called the Dow Jones Banks-Eastern U.S. Index , was identified by the Personnel Advisory Committee for performance and compensation comparisons. This Index is comprised of a broad-based group of banks on the East Coast and was chosen for comparative purposes because of its members' geographic proximity to Trustco Bank. This peer group consists of the same companies that comprise the published industry index used in the performance graph that follows this report. While Trustco Bank is comparatively smaller in terms of total asset size than the members of this peer group, Trustco Bank favorably competes with these institutions in terms of overall corporate performance. TrustCo's return on asset and return on equity ratios ranked in the top 70% and top 50%, respectively, when compared to the members of this peer group, yet the base salary of TrustCo's Chief Executive Officer was below the mean and median base salary of the peer group members' Chief Executive Officers. The Personnel Advisory Committee further takes into consideration the unique size of TrustCo's executive group as compared to other financial institutions. Trustco Bank and TrustCo currently operate with five Executive Officers, whereas many institutions in this peer group have a larger pool of Executive Officers.

                  During its meeting in 1998, the Personnel Advisory Committee decided not to change the current basic salary structure, short-term incentive compensation for executives or features of other employee benefits plans. The Executive Officer Incentive Plan was amended to provide for the automatic deferral of awards under the Plan to the extent that such awards; together with a participant's other compensation is expected to exceed the limitation on deductible compensation under Code Section 162(m). In addition, a rabbi trust has been established to hold any amounts deferred under this provision of the Executive Officer Incentive Plan.

          The Personnel Advisory Committee continues to believe that Trustco Bank is better able to attract, retain, and motivate Trustco Bank's executives to achieve superior performance if a relatively large percentage of senior executive compensation is at risk. In other words, Trustco Bank's compensation for senior executives, including the named Executive Officers is designed with an objective of providing less total compensation when TrustCo's performance is poorer than a peer group of companies, and providing superior total compensation when performance is superior to that of the peer group.

                  In evaluating corporate performance for purposes of establishing short-term incentive compensation awards for Executive Officers, the Personnel Advisory Committee evaluated TrustCo's performance as compared with TrustCo's profit plan for the year, and also evaluated financial results (generally return on equity) as compared with peers for the current year. In the opinion of the Personnel Advisory Committee, return on equity is the most significant measure of performance of TrustCo and its relative importance to shareholders. Therefore, the target pools were established to provide senior executives with an incentive to increase return on equity performance. The Personnel Advisory Committee then established a percentage of target pool to be paid as short-term incentive compensation. The target pool payment would be made to senior executives based on TrustCo's return on average equity for the year. The range of target returns on average equity was from 14%, which equates to a 40% payout of base compensation, to 20% return on average equity, which equates to a 125% payout of base compensation. In 1997, the Committee amended the incentive plan to establish a 15 basis point increase in payout for each 1% increase in average return on equity beyond 20%. Return on average equity in 1998 was 21.47%. Senior executives would receive no incentive compensation award for return on average equity below 14%.

                  In consideration of the potential benefits payable under the incentive program described above, senior executives ceased to be eligible for contributions to Trustco Bank's Profit Sharing Plan beginning in 1994, which qualifies for favorable tax treatment, and to which Trustco Bank historically has made contributions equal to 15% of compensation.

                  The Personnel Advisory Committee's actions concerning compensation were ultimately judgements based upon the Committee's ongoing assessment and understanding of TrustCo and its Executive Officers, performance of its Executive Officers, and whether or not cash payments or incentive payments would provide an appropriate award or incentive to the Officers' contribution to TrustCo's past and future performance.

          With respect to total compensation paid to Mr. McCormick during 1998, the Personnel Advisory Committee reviewed, among other criteria noted above, the consistent growth in performance and shareholder equity since his appointment as President in 1982 and Chief Executive Officer in 1984, and his ability to effectively influence and lead the executive team to attain this performance level. The Personnel Advisory Committee exercises broad discretion when considering these criteria and does not assign a specific weight to any of these factors. Mr. McCormick did not participate in the discussions regarding his compensation.

          PERSONNEL ADVISORY COMMITTEE:
          John S. Morris
          Barton A. Andreoli
          M. Norman Brickman

Share Investment Performance

                  The following graphs show changes over five-year and ten-year periods in the value of $100 invested in: (1) TrustCo Common Stock; (2) the Standard & Poor's 500 index; and (3) an industry group of ten other regional bank holding companies, called the Dow Jones Banks-Eastern U.S. Index. TrustCo management believes that longer term performance is of greater importance to TrustCo shareholders. The ten-year period is presented in addition to the five-year period required by the S.E.C. because it provides additional perspective. The banks comprising the Dow

Jones Banks-Eastern U.S. Index are: BankBoston Corp., The Bank of New York Co., Fleet Financial Group Inc., MBNA Corp., Mellon Bank Corp., Mercantile Bankshares Corp., PNC Bank Corp., State Street Corp., Summit Bancorp, and Wilmington Trust Corp.

                  The year-end pre-tax values of each investment are based on share price appreciation plus dividends paid, with cash dividends reinvested the date they were paid.





                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG TRUSTCO BANK CORP. NY, THE S&P 500 INDEX
              AND THE DOW JONES REGIONAL BANKS-EASTERN U.S. INDEX

Trustco Bk NY(TRST)
                                                                           Cumulative Total Return
                                                                        -      -      -      -      -      -
                                                                    12/93  12/94  12/95  12/96  12/97  12/98

TRUSTCO BANK CORP. NY                                                 100    103    142    166    255    336
S&P 500                                                               100    101    139    171    229    294
DOW JONES REGIONAL BANKS-EASTERN U.S.                                 100     96    165    228    373    436


                 COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG TRUSTCO BANK CORP. NY, THE S&P 500 INDEX
              AND THE DOW JONES REGIONAL BANKS-EASTERN U.S. INDEX

Trustco Bk NY(TRST)
                                                                    Cumulative Total Return
                                              -      -      -      -      -      -      -      -      -        -        -
                                          12/88  12/89  12/90  12/91  12/92  12/93  12/94  12/95  12/96    12/97    12/98

TRUSTCO BANK CORP. NY                       100    120    122    189    247    347    357    493    576      885     1165
S&P 500                                     100    132    128    166    179    197    200    275    338      451      580
DOW JONES REGIONAL BANKS-EASTERN U.S.       100    102     57    106    152    159    154    262    362      594      694




Employment Contracts and Termination of Employment Arrangements


          TrustCo and Trustco Bank have entered into agreements (individually, a "TrustCo Employment Agreement" and, collectively, the "TrustCo Employment Agreements") to engage the services of the named Executive Officers: Robert A. McCormick, the President and Chief Executive Officer of TrustCo and Trustco Bank (the "President"); Nancy A. McNamara, Vice President of TrustCo, Ralph A. Pidgeon, Vice President and Assistant Secretary of TrustCo, William F. Terry, Secretary of TrustCo, and Robert T. Cushing, Vice President and Chief Financial Officer of TrustCo, each a Senior Vice President of Trustco Bank as well (collectively, the "Vice Presidents").

          (1)     President's TrustCo Employment Agreement

          The President's TrustCo Employment Agreement, dated as of January 1, 1992, and amended as of September 1, 1994, had an initial term expiring on December 31, 1994. The Agreement automatically renewed on January 1, 1995, and renews each year thereafter, for a succeeding three-year term until the President receives a non-renewal notice or he reaches the mandatory retirement age of 70, or the then mandatory retirement age, whichever is greater.

         The President's TrustCo Employment Agreement provides that his annual compensation shall be his annual base salary plus his executive incentive bonus ("Annual Compensation"). Mr. McCormick's Annual Compensation in future years will be negotiated with TrustCo and Trustco Bank and shall not be less than his Annual Compensation for the preceding calendar year. As further compensation, Mr. McCormick is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo and/or Trustco Bank. Notwithstanding the foregoing, and as described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation," Mr. McCormick has ceased to be eligible to participate in the Trustco Bank Profit Sharing Plan in consideration of the potential benefits under the short-term incentive plan described above. In the event there is a termination of the President for any reason, other than good cause, or retirement, then he shall receive upon his termination an amount equal to three times his then Annual Compensation, to be paid at his election either (a) in a single lump sum reduced to its present value, within ten days of his termination, or (b) in three equal annual payments each in the amount of the Annual Compensation then in effect with the first payment to be made within ten days after his termination. The President's TrustCo Employment Agreement also provides for a gross up payment in the event that the amounts payable to the President upon his termination under the President's TrustCo Employment
Agreement  or any other  agreement  are  subject to the  excise  tax  imposed by
Section 4999 of the Internal Revenue Code.

          Upon termination of the President's employment due to retirement or disability, TrustCo and Trustco Bank shall provide to the President and his wife, for the life of the President, the same health insurance benefits provided to retirees by TrustCo and Trustco Bank under their medical insurance plan.
TrustCo and Trustco Bank will also provide to the President for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

          The President's TrustCo Employment Agreement defines termination to include (a) any reduction in the President's then current annual compensation (including executive incentive compensation), disability, death, retirement, pension or profit sharing benefits, (unless such reductions shall be applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), or his responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in the President's base location; (c) receipt of a non-renewal notice pursuant to the President's TrustCo Employment Agreement; or
(d) the unilateral election of the President to terminate his TrustCo Employment Agreement. Notwithstanding the foregoing, the parties to the President's TrustCo Employment Agreement have agreed that Mr. McCormick's ineligibility to participate in the Trustco Bank Profit Sharing Plan, as aforesaid, shall not have effected a termination of such employment agreement.

          (2)     Vice Presidents' TrustCo Employment Agreements

          The TrustCo Employment Agreements for the Vice Presidents (except for Robert T. Cushing, whose employment agreement was executed on June 21, 1994) were restated effective as of June 21, 1994. These employment agreements have one-year terms that automatically renew on January 1 of each year, unless a Vice President receives a non-renewal notice or he or she reaches a specified retirement age. The Vice Presidents' TrustCo Employment Agreements provide that the annual compensation of each Vice President shall be his or her annual base salary, which amount may be adjusted as agreed among the parties during each renewal term. The Vice Presidents are also entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans. Notwithstanding the foregoing, and as described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation," the Vice Presidents ceased to be eligible to participate in the Trustco Bank Profit Sharing Plan in consideration of the potential benefits under the short-term incentive plan described above.

          In the event there is a termination of a Vice President within two years after a change in control of TrustCo or Trustco Bank, for any reason other than for good cause, death, retirement at the mandatory retirement age, or disability, then he or she shall receive, within ten days of his or her termination, an amount equal to two times the Vice President's annual base salary then in effect. The TrustCo Employment Agreements for the Vice Presidents also provide for a gross up payment in the event that the amounts payable to a Vice President upon his or her termination under such Vice President's TrustCo Employment Agreement or any other agreement involving such Vice President are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

          Upon termination of a Vice President's employment due to retirement or disability, TrustCo and Trustco Bank shall provide to the Vice President and his or her spouse, for the life of the Vice President, the same health insurance benefits provided to retirees by TrustCo and Trustco Bank under their medical insurance plan. TrustCo and Trustco Bank will also provide to the Vice

President for his or her life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

          The TrustCo Employment Agreements for the Vice Presidents define termination within two years after a change in control to include: (a) any reduction in the executive's annual compensation, (including executive incentive compensation), disability, death, retirement, pension or profit sharing benefits (unless such reductions shall be applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in the executive's base location; (c) receipt of a non-renewal notice pursuant to the Vice President's TrustCo Employment Agreement; or (d) the unilateral election of the executive to terminate his or her TrustCo Employment Agreement. Notwithstanding the foregoing, the parties to the Vice Presidents' TrustCo Employment Agreements have agreed that the Vice Presidents' ineligibility to participate in the Trustco Bank Profit Sharing Plan, as aforesaid, shall not have effected a termination of such employment agreements.

          (3)     General Provisions

          In addition to termination payments for the President and Vice Presidents described above, all TrustCo Employment Agreements provide for (a) the payment in full of each employee's compensation due, including retirement, pension and profit sharing plans, through the termination date, (b) the continuation of health and group life insurance benefits for at least one year following termination, and (c) the cost of any legal expenses as a result of such termination.

Performance Bonus Plan

         Under the Officers Performance Bonus Plan, officers and key employees of TrustCo are eligible to be awarded units, the value of which is based upon the appreciation in value of Common Stock between the date of the award and the occurrence of a "change in control" as defined in the Officers Performance Bonus Plan. The units so awarded vest, and payments under the Officers Performance Bonus Plan are to be made, only upon the occurrence of a change in control or upon a participant's termination of employment with TrustCo within the year prior to a change of control. In 1997, Mr. McCormick was awarded 529,000 units, and Mr. Cushing, Ms. McNamara, Mr. Pidgeon, and Mr. Terry were each awarded 198,375 units, all at a base price of $15.74 per unit (after adjustment for the 15% stock splits on November 14, 1997 and November 13, 1998).

          THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE
        TRUSTCO DIRECTORNOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON
                             THE TRUSTCO PROXY CARD

Item 2. Amendment of TrustCo's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares

         The  TrustCo  Board has  unanimously  approved  certain  amendments  to
Section 4.1 of TrustCo's Amended and Restated Certificate of Incorporation (the "Certificate") and has voted to recommend that the TrustCo shareholders adopt the amendment (the "Certificate Amendment"). The Certificate Amendment will increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares. As of March 1, 1999, there were 28,126,167 shares of Common Stock issued, including 1,240,027 treasury shares.

Reasons For and Effect of the Certificate Amendment

         The increase in authorized shares will provide authorized Common Stock for issuance from time to time as may be necessary in connection with future financings, investment opportunities, acquisitions of other companies, the declaration of stock dividends or stock splits, other distributions, or for other corporate purposes. TrustCo has no present plans, understandings or agreements for issuing the additional shares to be authorized by the proposed Certificate Amendment, but it is necessary to have authorization for additional shares in order to enable TrustCo, as the need may arise, to take prompt advantage of market conditions and the availability of favorable opportunities without the delay and expense incident to the holding of a special meeting of shareholders of TrustCo.

         The issuance of additional shares of Common Stock of TrustCo may dilute the equity ownership position of current TrustCo shareholders. Shareholders do not possess preemptive rights and thus will not have a first right of refusal to purchase the additional shares. Unless required by applicable law, no further authorization or vote of the TrustCo shareholders will be solicited for the issuance of the additional shares of Common Stock.

         Although the Certificate Amendment is being proposed by the TrustCo Board for reasons other than as an "anti-takeover" device, the additional authorized shares, if issued, could make it more difficult for a person to acquire the requisite amount of stock needed to control TrustCo. The issuance of additional shares thus could have the effect of making it more difficult to remove incumbent management. TrustCo's Certificate of Incorporation, and the Bylaws contain provisions which may be viewed as having an "anti-takeover" effect. Article 10 of TrustCo's Certificate of Incorporation, which provides that a "business combination," as defined in that Article (including mergers, consolidations and acquisitions of substantially all assets), involving TrustCo and any entity owning more than 5% of TrustCo's voting stock, may not be consummated even if the normal statutory requirements are met, unless the business combination also (i) involves payment of a "fair consideration" to TrustCo's shareholders as described in TrustCo's Certificate of Incorporation,
(ii) is approved by at least two-thirds (66-2/3%) of the disinterested directors of TrustCo, or (iii) is approved by at least two-thirds (66-2/3%) of the outstanding voting shares of TrustCo. This "fair consideration" provision was included in TrustCo's Certificate of Incorporation to make it more likely that any acquisition of TrustCo will involve payment of a fair price to all shareholders of TrustCo.

         TrustCo's Certificate of Incorporation and Bylaws also provide for a classified Board of Directors, under which one-third of the directors are elected to three-year terms at each annual shareholders' meeting. In effect, the existence of a classified board may increase the time required for any one or more persons owning a majority or controlling block of stock to elect a majority of the directors. Without a classified board, a change in control can be accomplished at a single annual shareholders' meeting; with a classified board, at least two successive annual shareholders' meetings may be required. A classified board may help to moderate the pace of any change in control of the TrustCo Board, and by increasing the stability of the TrustCo Board, may also increase its effectiveness. On the other hand, the extension of time required to obtain control of the TrustCo Board also tends to discourage a tender offer or takeover bid.

         At the present time, there are no plans to issue additional shares of Common Stock, other than as contemplated under existing TrustCo stock option plans.

Vote Required

         The Certificate Amendment will be adopted if approved by the affirmative vote of the holders of at least two-thirds (2/3) of the Common Stock. The TrustCo Board believes the adoption of the Certificate Amendment will be in the best interests of the TrustCo shareholders. Dissenting votes give rise to no rights on the part of dissenters.

                    THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO
                  SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS
                        ITEM 2 ON THE TRUSTCO PROXY CARD.

Item 3. Amendments to the 1995 TrustCo Bank Corp NY Stock Option Plan to Increase the Number of Plan Shares

         The third item to be acted upon at the TrustCo Annual Meeting is a proposal seeking shareholder approval of amendments to the 1995 Stock Option Plan to (i) increase the aggregate number of shares of Common Stock available to be issued pursuant to the 1995 Stock Option Plan from 1,825,050 (which reflects the 15% stock splits on November 13, 1998, November 14, 1997, November 15, 1996, and the six-for-five stock split on August 24, 1995 (the "Stock Splits")) to 3,000,050; and (ii) provide that the maximum aggregate number of shares of Common Stock with respect to which stock options may be granted in a calendar year to any single employee shall be 500,000 shares, in accordance with Section 162(m) of the Internal Revenue Code. Options have been granted with respect to 1,786,481 of the shares previously authorized by the shareholders.

          The TrustCo Board, at its regular meeting duly called and held on February 16, 1999, approved resolutions adopting the foregoing proposed amendments to the 1995 Stock Option Plan, conditioned upon shareholder approval and regulatory approval.

          The purpose of the Stock Option Plan is to assist TrustCo in obtaining and maintaining its executive force at the most efficient level.

          The following is a brief description of the material features of the 1995 Stock Option Plan:

Administration

          The 1995 Stock Option Plan is administered by the Stock Option Committee of TrustCo's Board. The Stock Option Committee is appointed from time to time by the TrustCo Board and is composed of three or more members of the TrustCo Board who were not eligible to receive options under the 1995 Stock Option Plan within the one year period immediately preceding their appointment. The Stock Option Committee selects the employees eligible to receive stock options and stock appreciation rights pursuant to the 1995 Stock Option Plan, grants the stock options and stock appreciation rights, and determines when the stock options and stock appreciation rights will be granted, the number of shares of Common Stock to be granted to any individual, the option price and term of each stock option, and all of the other terms and conditions of each stock option and stock appreciation right granted. The terms and conditions of stock options and stock appreciation rights granted under the 1995 Stock Option Plan are reflected in individual option agreements and may not be changed after execution except to the extent that the agreement may by its terms be so amended. The Stock Option Committee is also authorized to determine, for purposes of the 1995 Stock Option Plan, the duration and purpose of any leave of absence which may be granted to an eligible employee without constituting a termination of employment, and if Common Stock previously acquired by an optionee may be used in payment of an option price. No Stock Option Committee member or other member of the TrustCo Board may participate in a decision to award any stock option or stock appreciation right under the 1995 Stock Option Plan to himself or herself. The Stock Option Committee has full authority to interpret and regulate the 1995 Stock Option Plan and stock options and stock appreciation rights granted thereunder and to establish, amend, and rescind rules and regulations relating to the operation of the 1995 Stock Option Plan. All determinations by the Stock Option Committee are conclusive. The TrustCo Board reserves the right to prospectively terminate any and all powers delegated to the Stock Option Committee by written resolution, in which event all powers of the Stock Option Committee revert to the TrustCo Board.

Participants

          Stock options and stock appreciation rights may be granted to any person who, at the time of the grant, is a full-time, salaried executive or other key managerial employee of TrustCo or a participating subsidiary. The individuals and number of persons who may be selected to participate in the 1995 Stock Option Plan in the future are at the discretion of the Stock Option Committee and, therefore, are not determinable at this time. (Please refer to "Item 1. Election of Directors - TrustCo and Trustco Bank Executive Officer Compensation" for a discussion of the past participation in the 1995 Stock Option Plan by the TrustCo Executive Officers named herein.) Likewise, the number of stock options and stock appreciation rights that will be granted to eligible employees pursuant to the 1995 Stock Option Plan (if amended as proposed hereby) are not determinable at this time.

Stock Subject to the 1995 Stock Option Plan

          If the 1995 Stock Option Plan is amended as proposed 3,000,050 shares of Common Stock, which may be either authorized but unissued shares or treasury shares, will be available for issuance under the 1995 Stock Option Plan (subject to adjustment for future stock dividends, stock splits and other changes in capitalization as described in the 1995 Stock Option Plan). The market value of the shares of Common Stock underlying the options available for grant under the 1995 Stock Option Plan if the proposed amendments are approved would be $33,947,371 as of March 1, 1999, which is the amount TrustCo would receive upon exercise if all such remaining options were issued as of that date. Currently, there is no maximum or minimum number of shares for which a stock option may be granted. Under the proposed amendments, however, the maximum number of shares of Common Stock with respect to which stock options may be granted in a calendar year to any single employee shall be 500,000 shares. This new limit is being imposed to further ensure that the stock options granted under the 1995 Stock Option Plan are treated as performance-based compensation, which can be excluded in calculating the $1,000,000 limitation in Section 162(m) of the Internal Revenue Code on tax deductions for compensation paid to the executives named in the Summary Compensation Table. Stock options and SARs may qualify as performance-based compensation if granted pursuant to a plan approved by shareholders that, among other things, imposes a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. TrustCo does not expect to change its practices with respect to determining grants of options and SARs. The 1995 Stock Option Plan also currently provides that the aggregate fair market value of stock, determined as of the time of the grant, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the 1995 Stock Option Plan, or any other plan maintained by TrustCo which grants incentive stock options, may not exceed $100,000.

Option Price

          The price at which shares may be purchased pursuant to each stock option may not be less than 100% of the fair market value thereof on the date on which the option is granted. If, however, any incentive stock option is granted to an eligible employee who at the time of the grant owns more than 10% of the combined voting power of all classes of TrustCo's stock or of its subsidiary companies (a "Shareholder-Employee"), the option price may not be less than 110% of the fair market value of the stock on the date on which the option is granted.

Option Period

          Options may be exercised at such times and for such number of shares as the Stock Option Committee may determine. The period during which an option may be exercised may not exceed ten years from the date of grant of such option or five years from the date of grant if to a Shareholder-Employee. Any stock options or stock appreciation rights granted under the 1995 Stock Option Plan will accelerate and become exercisable immediately upon a "change in control" of TrustCo. A "change of control" is considered to have occurred if, among other things, (i) a contract is executed providing for a merger or consolidation of TrustCo with or into another entity (unless TrustCo is the surviving entity and the merger does not affect the TrustCo shareholders' stock interest) or for a sale of substantially all the assets of TrustCo, (ii) a single entity or individual (including any related parties to such entity or individual) acquires 20% or more of the outstanding TrustCo Common Stock, or
(iii) within any consecutive 12-month period, there is a change in a majority of the TrustCo Board members unless the nomination or election of each new director was approved by at least two-thirds of the TrustCo Board in office at the beginning of the 12-month period. Upon the occurrence of a dissolution or liquidation of TrustCo, a proposed sale of substantially all of TrustCo's assets or a merger or consolidation in which TrustCo is not the survivor, each outstanding stock option and stock appreciation right will terminate as of a date determined by the TrustCo Board and optionees must be given not less than 30 days notice of such termination date during which time the option may be exercised.

          Upon the exercise of a stock option during the 60-day period from and after a change in control of TrustCo, the optionee exercising such option may, in lieu of receiving stock, elect by written notice to TrustCo to receive an amount in cash equal to the excess of the aggregate value of the shares of stock covered by the option or the portion thereof which is surrendered over the aggregate exercise price of such option. However, if the end of the 60-day period is within six months of the date of a grant of an option held by an optionee who is an officer of TrustCo, such option will be canceled in exchange for a cash payment to the optionee equal to the aggregate spread on the day which is six months and one day after the date of the grant of such option. Stock will be substituted for the cash payable as described immediately above if any right granted in connection with this paragraph would make a change of control transaction ineligible for pooling of interests accounting under APB No. 16.

Termination of Employment

          Upon termination of an optionee's employment for any reason other than death, disability or retirement, any stock option granted to such optionee will terminate three months after the date his employment terminates. If an optionee terminates employment as a result of disability or retirement, any stock option granted to such optionee will terminate upon the date the option otherwise terminates. In the case of death, any option previously granted will terminate upon the date prescribed by the Stock Option Committee, provided that no such option shall be exercisable after the applicable ten-year or five-year time period noted above. Furthermore, if an optionee's employment terminates by his death, disability, or retirement, the vesting of each stock option will accelerate and become exercisable in full upon such termination. The period during which an option may be exercised upon such termination is as discussed above.

          If an optionee's employment terminates due to disability or retirement, the tax treatment available pursuant to Section 422 of the Internal Revenue Code upon the exercise of any incentive stock option will not be available to an optionee who exercises any incentive stock option more than (a) three months after the date of termination of employment due to retirement, or
(b) twelve months after the date of such termination of employment due to disability.

Transferability

          Stock options and any related stock appreciation rights issued under the 1995 Stock Option Plan are not transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of an optionee, the option may be exercised only by the optionee and after his death only by his heirs, legatees or personal representatives who succeed to his interest under the option agreement. Notwithstanding the foregoing, in addition to non-transferable stock options, the Stock Option Committee may grant nonqualified stock options that are transferable, without payment of consideration, to (i) revocable trusts for the benefit of immediate family members which qualify as grantor trusts for Federal income tax purposes, (ii) by gift to immediate family members, and (iii) to partnerships whose only partners are immediate family members. The Stock Option Committee may also amend outstanding nonqualified stock options to provide for such transferability. Notwithstanding the foregoing, in the event that a transferable nonqualified stock option is transferred as hereinbefore discussed, such nonqualified stock option may be exercised by such transferee. The transferee of a transferable nonqualified stock option is subject to all of the conditions applicable to the transferable nonqualified stock option prior to its transfer.

Rights as a Shareholder

          No optionee shall have any rights of a shareholder in respect of any shares subject to option until certificates for such shares have been issued to such optionee.

Method of Exercise

          Stock options and stock appreciation rights are exercisable in the manner set forth in the option agreements. The option price for a stock option may be paid in cash, certain cash equivalents, or, if the Stock Option Committee so determines, in whole or in part by an exchange of Common Stock previously acquired by the optionee based upon the fair market value of such stock as of the date of exchange or by the simultaneous exercise of a stock option and the sale of the stock represented thereby, as the Stock Option Committee may allow in its discretion. If the optionee acquired the stock to be exchanged by an exercise of an incentive stock option, said optionee must have held such stock for more than two years after the date the previous option was granted and for more than one year after the date the previous option was exercised in order to retain the favorable tax treatment afforded incentive stock options. In an effort to encourage ownership of Common Stock by executives, the Stock Option Committee may, in certain cases, grant "reload" options to optionees who have undertaken "cashless" option exercises in which the optionee sells a portion of the option shares to pay the exercise price and the taxes thereon. The reload options are intended to replace options exercised and option shares sold to pay the exercise price. The Stock Option Committee may, in its discretion, withhold shares upon the exercise of a stock option under the 1995 Stock Option Plan in respect to any tax or similar liability incurred with respect to such exercise.

Changes in Capitalization

          If there is any change in the shares of TrustCo by reason of stock dividends, stock splits or other changes in capitalization, the number of shares subject to the 1995 Stock Option Plan, the number of shares subject to any outstanding option or stock appreciation right, and the price thereof, shall be adjusted by the Stock Option Committee.

Amendment and Termination

          The 1995 Stock Option Plan may be amended, suspended, terminated, or reinstated, in whole or in part, at any time by the TrustCo Board. However, no modification may be made without the approval of the TrustCo shareholders which would (i) increase the maximum number of shares subject to options issued under the 1995 Stock Option Plan, except for adjustments due to changes in capitalization as noted above, (ii) extend the maximum period during which a stock option may be exercised, (iii) extend the maximum period during which incentive stock options may be granted under the 1995 Stock Option Plan, or (iv) change the class of eligible employees.

Federal Income Tax Consequences of the Plan

          Upon exercise of a non-qualified stock option, an optionee will realize income in the year of exercise equal to the difference between the exercise price and the value of the shares acquired, and TrustCo may deduct an amount equal to the income recognized by the optionee. TrustCo will not receive a tax deduction at the time of a grant or exercise of an incentive stock option, and no income is recognized by an optionee when an incentive stock option is granted or exercised pursuant to the 1995 Stock Option Plan. When an incentive stock option is exercised, the difference between fair market value at the date of exercise and the exercise price will be an item of adjustment for purposes of calculating the optionee's alternative minimum tax for the year of exercise.

          If the incentive stock option shares are disposed of after the later of two years from the date of option grant or one year after the transfer of the shares to the optionee (the "holding period") any gain or loss upon disposition of the shares will be treated for federal income tax purposes as long-term capital gain or loss, as the case may be. A disposition includes a sale, exchange, gift, or other transfer of legal title. In general, an optionee's basis in the shares received upon exercise of an incentive option will be the exercise price paid by him for the shares. If the option shares are disposed before the expiration of the holding period, all or part of the gain, if any, will be characterized as ordinary income depending upon the relative amount of the sale price of the shares as compared with the exercise price of the shares, provided that the amount of ordinary income realized by an employee in a sale or exchange with respect to which a loss would be recognized is limited to the excess of the amount realized on the sale or exchange over the stock's adjusted basis.

          Ordinary income received on account of a disposition of shares within the holding period will be taxable as additional compensation, and TrustCo may treat such income as a deductible expense for federal income tax purposes.

Vote Required

          The affirmative vote of a majority of all the issued and outstanding shares of Common Stock is required to approve the foregoing amendments to the 1995 Stock Option Plan. Dissenting votes give rise to no rights on the part of dissenters.

          The TrustCo Board believes the 1995 Stock Option Plan, as so amended, will be in the best interests of TrustCo and its shareholders.

      THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS
              PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Item 4.  Ratification of the Appointment of Independent Auditors

          KPMG LLP ("KPMG"), certified public accountants, were the independent auditors for TrustCo for the year ended December 31, 1998, and the TrustCo Board has again selected and appointed them as the independent auditors for the year ending December 31, 1999. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other non-audit services as may be required of them. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

          During the year ended December 31, 1998, KPMG provided various audit and non-audit professional services to TrustCo. Audit services so provided included examination of the consolidated financial statements of TrustCo, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the S.E.C., and assistance with accounting and financial reporting requirements. Non-audit services so provided included the preparation and planning of corporate tax returns.

Vote Required

          The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of Common Stock is required to ratify the appointment of KPMG as TrustCo's independent auditors for the year ending December 31, 1999. Dissenting votes give rise to no rights on the part of dissenters.

        THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 4 ON THE TRUSTCO PROXY CARD.

Item 5.  Other Matters

          The TrustCo Board is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

S.E.C. FORM 10-K:

     TrustCo will provide without charge a copy of its annual report on Form 10-K upon written request. Requests and related inquiries should be directed to:
William F. Terry, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

          TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of the Common Stock.

          At March 1, 1999, the Trust Department of Trustco Bank held 1,808,910 shares of Common Stock as executor, trustee and agent (6.8% of outstanding shares) not otherwise reported in this Proxy Statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

          Some of the Directors and Executive Officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. As of March 1, 1999 the total amount of such loans represented 1.64% of shareholders' equity of TrustCo.

          During the previous calendar year, Trustco Bank has had commercial transactions in the ordinary course of business with companies with which certain of TrustCo's Directors are affiliated. No significant business or personal relationship with Trustco Bank existed by virtue of a person's position in TrustCo or in Trustco Bank, or ownership interest in TrustCo.

Insurance for Indemnification of Officers and Directors

          TrustCo renewed insurance for the indemnification of its Executive Officers and Directors and Executive Officers and Directors of Trustco Bank from the CNA Insurance Companies effective for the one-year period from October 10, 1998 to October 10, 1999. The cost of this insurance was $87,480, and coverage is provided to all Executive Officers and Directors of TrustCo and Trustco Bank. The TrustCo Board has no knowledge of any claims made or sum paid pursuant to such insurance policy during 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's Directors and Executive Officers, and persons who own more than 10% of a registered class of TrustCo's equity securities ("Reporting Persons") to file initial reports of ownership and reports of changes of ownership in Common Stock and other equity securities with the S.E.C. Reporting Persons are required by S.E.C. regulations to furnish TrustCo with copies of all
Section 16(a) reports they file.

          To TrustCo's knowledge, based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements have been met.

                              TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE
PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

APPENDIX A



                             TRUSTCO BANK CORP NY
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  May 17, 1999

The Board of Directors recommends a vote "FOR" proposals 1, 2, 3 and 4  below.

1. Election of Directors (Page 2)
  [ ]  FOR
  [ ]  WITHHELD
   *   FOR ALL EXCEPT the following nominees:


2. Adopt Amendment to Restated Certificate of Incorporation to Increase Authorized Shares (Page 19)

  [ ]  FOR
  [ ]  AGAINST
  [ ]  ABSTAIN


3. Adopt Amendment to 1995 Stock Option Plan to Increase Shares Issuable and Approve Other Changes (Page 19)

  [ ]  FOR
  [ ]  AGAINST
  [ ]  ABSTAIN

4. Ratification of the Appointment of Independent Auditors
    (Page 24)
  [ ]  FOR
  [ ]  AGAINST
  [ ]  ABSTAIN


SPECIAL NOTES
  [ ] I plan to attend meeting.     [ ] # attending
  [ ] Comments on reverse side

SIGNATURES___________________________________ DATE_______________, 1999

Please sign and date this proxy card exactly as your name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

This Proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY ("TrustCo") for the Annual Meeting of shareholders to be held at TrustCo's Trust Building, 192 Erie Boulevard, Schenectady,
New York, on May 17, 1999.

The undersigned hereby appoints Harry E. Whittingham, Jr. and Anthony
M. Salerno, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of common stock of TrustCo which the undersigned is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR proposals 1 through 3 and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Your vote for election of Directors may be indicated on the other side. Nominees are - Lionel O. Barthold, Richard J. Murray, Jr., William D. Powers, and William F. Terry.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.

Comments:__________________________________________________________
 __________________________________________________________________
 __________________________________________________________________
 __________________________________________________________________

 (If you have written in the above space, please mark the "Comments" box on the other side of this card.)

APPENDIX B



                            1995 TRUSTCO BANK CORP NY

                                STOCK OPTION PLAN


          WHEREAS, TrustCo Bank Corp NY (the "Company") desires to establish the 1995 TrustCo Bank Corp NY Stock Option Plan (the "Plan");

          NOW, THEREFORE, the Company does hereby establish the Plan as follows:

SECTION 1:                 PURPOSE

          This 1995 Stock Option Plan (the "Plan") has been established by TrustCo Bank Corp NY (the "Company") to advance the interests of the Company and its stockholders by providing to certain key employees an opportunity to acquire equity ownership in the Company and the incentive advantages inherent in that equity ownership.

SECTION 2:                 DEFINITIONS

          When capitalized and used in this Plan, each of the following terms or phrases has the indicated meaning, unless a different meaning is clearly implied by the content:

"Adoption                    means the date this plan is duly adopted by the
 Date"                       Board.

"Board                       means the Company's Board of Directors.

"Code"                       means the Internal Revenue Code of 1986,as amended.

"Committee"                  means the  Committee  to be appointed by the Board
                             from time to time and to consist of three or more members of the Board who have not been eligible to receive options under the Plan at any time within a period of one year immediately preceding the date of their appointment to such Committee.

"Company"                    means TrustCo Bank Corp NY and its subsidiaries.

"Disability"                 means a Participant's termination of employment by
                             the Company or a Participating Subsidiary by reason of his permanent and total disability, as defined in Code Section 22(e)(3).

"Eligible                     means any executive or other key managerial
 Employee"                    employee  of  the  Company  or  any  Participating
                              Subsidiary who has been designated by the Board as
                              eligible to  participate  in the Plan and who is a
                              full-time, salaried employee of the Company or any
                              Participating   Subsidiary,   provided  he  is  so
                              employed at the date any Stock Option is granted to him.

"Fair Market Value" means the current fair market value of any Stock subject to a Stock Option. During such time as the Stock is not listed on an established stock exchange, fair market value per share shall be the mean between the closing dealer "bid" and "ask" prices for the Stock as quoted by NASDAQ for the day of the grant and if "bid" and "ask" prices are quoted for the day of the grant, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted. If the Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the highest closing price of the Stock on such stock exchange or exchanges on the day the option is granted or, if no sale of Stock has been made on any stock exchange on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred. In the event that Stock is not traded on an established stock exchange, and no closing dealer "bid" and "ask" prices are available, then the purchase price shall be 100 percent of the fair market value of one share of Stock on the day the option is granted, as determined by the Committee in good faith. The purchase price shall be subject to adjustment only as provided in Section 9 of the Plan.

"Incentive Stock Option" Means an option granted to a Participant under this Plan to purchase the Company's Stock, which is designated as an Incentive Stock Option and which satisfies the requirements of Code ss.422, as amended.

"Nonqualified Stock Option" means an option granted to a Participant under this Plan to purchase the Company's Stock and which is not an Incentive Stock Option.

"Option Agreement"means the written agreement executed between the   participant
and the Company evidencing the award of Stock Options under this Plan, as more particularly described in Section 7.

"Participant" means any Eligible Employee who has been awarded and Stock Option(s) under this Plan and his heirs, legatees, or personal representatives who may succeed to his interests under any Option Agreement at his death.

"Participating Subsidiary" means a Subsidiary some or all of whose employees have been designated as Eligible Employees by the Board.

"Plan" means the 1995 TrustCo Bank Corp NY Stock OptionPlan as embodied in this document including all amendments to this document made from time to time.

"Shareholder Employee" means any Eligible Employee who at the time an Incentive Stock Option is to be granted to him under this Plan owns (within the meaning of Code Section 422(b)(6)and (c)(5)) more than 10 percent of the combined voting power of all classes of the Company's Stock or of its parent or subsidiary companies (if any).

"Stock" means shares of the Company's common stock, which may be either authorized but unissued shares or treasury shares.

"Stock Appreciation Right" means a right, granted to a Participant concurrently with the grant of a Nonqualified Stock Option, to receive a cash payment from the Company upon the partial or complete cancellation of that option by a Participant. Each Option Agreement may provide that the Participant may from time to time elect to cancel all or any portion of the Option then subject to exercise, in which event the Company's obligation in respect of such Option may be discharged by payment to the Participant of an amount in cash equal to the excess, if any, of the Fair Market Value at the time of cancellation of the shares subject to the Option or the portion thereof so canceled, over the aggregate purchase price for such shares as set forth in the Option Agreement. In the event of such a cancellation, the number of shares as to which such Option was canceled shall not become available for use under the Plan.

"Stock Option"or "Option"  means a right  granted  under this Plan to   purchase
Company  Stock,  including a  Nonqualified  Stock Option or an  Incentive  Stock
Option.

"Subsidiary" means a corporation of which stock possessing 50% or more of the total combined voting power of all classes of its stock entitled to vote generally in the election of directors is owned in the aggregate by the Company directly or indirectly through one or more Subsidiaries.

SECTION 3:                 PLAN ADMINISTRATION

          The Plan is to be administered by the Committee except as otherwise provided in the Plan. Subject to all other Plan provisions, the Committee is expressly empowered to:

1. select the Eligible Employees who are to receive Stock Options and Stock Appreciation Rights under this Plan from time to time and grant those Options and Stock Appreciation Rights;

2. determine the time(s) at which Stock Options and Stock Appreciation Rights are to be granted;

3. determine the number of shares of Stock to be subject to a Stock option granted to any Participant;

4. determine the option price and term of each Stock Option granted under this Plan (including whether it is to be an Incentive Stock Option or Nonqualified Stock Option) and all other terms and conditions to be included in the Option Agreement relating to any Stock Options under this Plan;

5.  determine  the
duration and purposes of leaves of absence which may be granted to a Participant without constituting a termination of employment or service for purposes of the Plan;

6. determine all matters of interpretation of the Plan and any Option Agreement, and the Committee's decision is to be binding and conclusive on all persons;

7. determine, in its sole discretion,  whether the Company is to accept
Stock previously acquired by a Participant as payment of the option price for Stock Options granted under this Plan or whether the Company will permit payment via the simultaneous exercise of Stock Options and sale of the Stock acquired pursuant thereto;

8. prescribe, amend and rescind all rules and regulations relating to the Plan and its operations;

9. in the event of the Company's or a
Participating Subsidiary's merger, consolidation, dissolution or liquidation, accelerate the exercise date and expiration date for any unexercised Stock Options then outstanding; and

10. make all other determinations and decisions and take all further actions deemed necessary or advisable for the Plan's administration.

          Notwithstanding any conflicting Plan provision, the Board reserves the right, by written resolution duly adopted by the Board, to terminate from time to time any and all powers delegated to the Committee by the express Plan provisions and, in that event, those Committee powers so terminated by the Board shall revert to and be fully exercisable by the Board to the same extent as they were exercisable by the Committee, provided that no termination of the Committee's powers shall be retroactively effective. Any termination of the Committee's powers under this Plan shall not be deemed a Plan amendment. No Committee or Board member may participate in the decision to award any Stock Option or Stock Appreciation Right under this Plan to himself. Neither the Board nor the Committee may, without the Participant's consent, change the terms and conditions of any Option Agreement after its execution, except to the extent that the Agreement may, by its terms, be so amended.

SECTION 4:                 PLAN EFFECTIVE DATE AND DURATION

          This Plan is effective as of the Adoption Date, subject, however, to the Plan's approval by the Company's shareholders either on or before the Adoption Date or within the 12-month period following the Adoption Date. If shareholder approval is not so obtained, all Stock Options, Stock Appreciation Rights and Option Agreements granted under this Plan shall automatically be null and void, ab initio. No Stock Option may be granted under this Plan at any date which is 10 years or more after the Adoption Date.

SECTION 5:                 AMENDMENTS AND TERMINATIONS

          This Plan may be amended, suspended, terminated or reinstated, in whole or in part, at any time by the Board; provided, however, that without the approval of the Company's stockholders, the Board may not:

1. except as provided in Section 9, increase the number of shares of Stock subject to Stock Options issued under this Plan;

2. extend the maximum period during which a Stock Option may be exercised;

3. extend the maximum period during which Incentive Stock Options may be granted under this Plan; or

4. change the class of Eligible Employees.

SECTION 6:                 SHARES SUBJECT TO THE PLAN

          The total number of shares available for grants of Stock Options under this Plan is 1,000,000, subject to the adjustments under Section 9. The shares may be either authorized but unissued shares or treasury shares. If a Stock Option or a portion thereof expires or terminates for any reason without being exercised in full, the unpurchased shares covered by the Option are to be available for future Stock Option grants under this Agreement.

SECTION 7:                 GRANTS OF OPTIONS

          1. Nonqualified Stock Options may be granted to any Eligible Employee, at the time(s) and upon such terms and conditions as may be selected by the Committee. At the time of grant of a Nonqualified Stock Option, the Committee may, in its discretion, also grant to the Eligible Employee Stock Appreciation Rights for the total number of shares subject to that Option. The grant of a Nonqualified Stock Option and, if appropriate, Stock Appreciation Rights shall be evidenced by an Option Agreement between the Eligible Employee and the Company containing any terms and conditions specified by the Committee, but including the terms described in Section 8.

          2. Incentive Stock Options may be granted to any Eligible Employee, at the time(s) and upon such terms and condition as may be selected by the Committee, subject, nevertheless to the following:

          (a) The aggregate Fair Market Value, determined at the time the Incentive Stock Option is granted, of the shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year (under all stock option plans of the Company and its Subsidiaries to which the provisions of Section 422 of the Code apply) shall not exceed $100,000.

          (b) The grant shall be evidenced by an Option Agreement between the Company and the Eligible Employee containing any terms and conditions specified by the Committee, except that those terms and conditions must conform with Section 8 and must be consistent with the requirements for an "incentive stock option" as described in Code Section 422(b).

SECTION 8:                 TERMS OF OPTIONS AGREEMENT

All Option Agreements issued under this Plan must include terms that are consistent with the following:

1. The Participant shall be entitled to purchase the number of shares subject to the Stock Option, upon his exercise of that

Option, at a price no less than 100% of the Stock's Fair Market Value at the date of the grant; provided, however, that in the case of an Incentive Stock Option granted to a Shareholder-Employee, the option price is to be no less than 110% of that Fair Market Value.

          2. At the option's exercise, the option price may be paid in cash or cash equivalent--that is, by certified check, bank draft or postal or express money orders made payable to the Company's order in U.S. dollars. Alternatively, in the Committee's sole discretion, the option price may be paid, in whole or in part, by the Participant's exchange of Company Stock previously acquired by him, based on that Stock's Fair Market Value at the date of exchange or via the simultaneous exercise of Stock Options and sale of the Stock acquired pursuant thereto. However, no Company Stock may be accepted in payment of the option price upon exercise of an Incentive Stock Option, if that Stock was acquired by the Participant's previous exercise of an Incentive Stock Option unless that Stock has been held by the Participant for more than 2 years after the date that previous Option was granted and more than 1 year after the date that previous Option was exercised.

          3. The Option may not be exercisable after the earlier of the following dates:

          (a) If (I) the Option is an Incentive Stock Option but the Participant is not a Shareholder-Employee at the date of grant, or (ii) the Option is not an Incentive Stock Option, the date 10 years after the date of grant;

          (b) If the Participant is a Shareholder-Employee at the date of grant and the Option is an Incentive Stock Option, the date 5 years after the date of grant;

          (C) If the Participant's employment terminates for reasons other than his death or Disability or retirement, the date three months after the date his employment terminates.

          (d) If the Participant terminates employment as a result of Disability or retirement, the date described in Item 3(a) or 3(b), whichever is applicable.

          (e) If the Participant dies, the date prescribed by the Committee, except that no Option shall be exercisable after the date described in Item 3(a) or 3(b) of Section 8, whichever is applicable.

If the Option is an Incentive Stock Option and the Participant's employment terminates due to Disability or retirement, the tax treatment available pursuant to Code Section 422 upon the exercise of an Incentive Stock Option will not be available to a Participant who exercises any Incentive Stock Option more than
(a) three months
after the date of the termination of employment due to retirement or (b) twelve months after the date of termination of employment due to Disability. If the Option is an Incentive Stock Option and the participant dies, the tax treatment available pursuant to Code Section 422 upon the exercise of an Incentive Stock Option will not be available to the participant's estate or any person who acquires the Option by bequest or inheritance or by reason of the death of the participant unless the Participant was eligible for such tax treatment at the time of his death.

          Notwithstanding the foregoing, the committee, in its discretion, may further limit the period during which all or any portion of a Stock Option may be exercised and may accelerate the time at which an Option maybe exercised.

          4. Acceleration and the immediate right to exercise options in full will occur upon a change in control of the Company, which is defined to include any one or more the following:

          (a) a contract providing for a merger or consolidation of the Company with or into another entity (except in the case where the Company is the surviving entity and the merger does not affect the stock interest of the stockholders of the Company) or a sale of substantially all the assets of the Company is executed;

          (b) a single entity or individual (including any related parties to such entity or individual) acquires 20% or more of the outstanding stock of the Company; or

          (C) a situation occurs in which, during any period of 12 consecutive months, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the nomination or election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          Upon exercise of an Option during the 60-day period from and after the date of a change of control, the Participant exercising the Option may, in lieu of the receipt of Stock upon the exercise of the Option, elect by written notice to the Company to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of Stock covered by the Option or portion thereof surrendered determined on the date the Option is exercised, over the aggregate exercise price of the Option (such excess is referred to herein as the "Aggregate Spread"); provided, however, and notwithstanding any other provision of this Plan, if the end of such 60-day period from and after the date of a change of control is within six months of the date of grant of an Option held by a Participant who is an officer of the Company (for purposes of Section 16(b) of the Exchange Act), such Option shall be canceled in exchange for a cash payment to the participant equal to the Aggregate Spread on the day which is six months and one day after the date of grant of such Option. As used in this Section 12(a)(iii) the term "Value" means the higher of (I) the highest Fair Market Value during the 60-day period from and after the date of a change of control, and (ii) if the change of control is the result of a transaction or series of transactions described in paragraphs (a) or (b) above, the highest price per share of the Stock paid in such transaction or series of transactions (which in the case of paragraph (b) shall be the highest price per share of the Stock as reflected in a Schedule 13D by the person having made the acquisition). Notwithstanding the foregoing, if any right granted pursuant to this paragraph would make a change of control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this paragraph would otherwise be eligible for such accounting treatment, Stock (having a Fair Market Value equal to the cash otherwise payable hereunder) shall be substituted for the cash payable hereunder.

          5. The Stock Option(s) and any related Stock Appreciation Rights may be exercised during such Participant's lifetime, only by the Participant and, after his death, only by his heirs legatees or personal representatives who succeed to his interest under the Option Agreement. The Option Agreement, the Stock Options and the Stock Appreciation Rights issued under this Plan shall not be transferable by the Participant other than by will or by the laws of descent and distribution; provided, however, in addition to non-transferable Stock Options, the Committee may grant Nonqualified Stock Options that are transferable, without payment of consideration, to (I) revocable trusts for the benefit of immediate family members which qualify as grantor trusts for Federal income tax purposes, (ii) by gift to immediate family members, and (iii) to partnerships whose only partners are immediate family members. The Committee may also amend outstanding Nonqualified Stock Options to provide for such transferability. Notwithstanding the foregoing, in the event that a transferable Nonqualified Stock Option is transferred as permitted herein, such Nonqualified Stock Option(s) may be exercised by such transferee. The transferee of a transferable Nonqualified Stock Option is subject to all conditions applicable to the transferable Nonqualified Stock Option prior to its transfer.

          6. The aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporation) shall not exceed $100,000.

7. The acceleration provisions of Section 8, Items 4 and 8 of the Plan shall override restrictions contained in Section 8, Item 6.

8. If a Participant's employment terminates by his death, Disability or retirement, the exercise of each Option shall accelerate and become exercisable in full upon such termination, and shall remain exercisable throughout the period permitted for exercise as described in Item 3 of this
Section 8.

9. If a Participant dies during the period which he or she could have exercised an Option under Item 3 of Section 8 of the Plan, then the Option may be exercised by the executors or administrators of the Participant's estate, or by any person or persons who may have acquired the Option, directly from the Participant by bequest or inheritance within a period prescribed by the Committee after the Participant's death, except that no Option shall be exercisable after its expiration date as defined in Item 3(a) or 3(b) of Section 8, whichever is applicable.

SECTION 9:                 RECAPITALIZATION

          The number of shares of Stock subject to this Plan, the number of shares of Stock covered by each outstanding Option (and any corresponding Stock Appreciation Rights), and the price per share in each Option, are to be proportionately adjusted for any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Company's common stock) or any other increase or decrease in the number of those shares effected without receipt of consideration by the Company.

          Subject to any required action by the Stockholders if the Company shall be the surviving corporation in any merger or consolidation, each outstanding Stock Option (and any corresponding Stock Appreciation Rights) shall pertain to and apply to the securities to which a holder of the number of shares of stock subject to that Option would have been entitled. A dissolution or liquidation of the Company, a proposed sale of substantially all of the assets of the Company, or a merger or consolidation in which the Company is not the surviving Corporation, shall cause each outstanding Option (and any corresponding stock Appreciation Rights) to terminate as of a date to be fixed by the Board; provided that no less than 30 days written notice of the date so fixed shall be given to each Optionee, and each Optionee shall have the right, during the period of 30 days preceding such termination, to exercise his option as to all or any part of the shares covered thereby, including shares as to which such option would not otherwise be exercisable.

The foregoing adjustments shall be made by the Committee. Fractional shares resulting from any adjustment in options pursuant to this Section 9 may be settled as the Committee or the Board (as the case may be) shall determine.

SECTION 10:                GOVERNMENT AND OTHER REGULATIONS

          No Option shall be exercisable, no Stock shall be issued, no certificate for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations. The Company shall have the right to rely on the opinion of its counsel as to such compliance. Any share certificate issued to evidence Stock for which an Option is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

SECTION 11:                INDEMNIFICATION OF COMMITTEE

          In addition to such other rights of indemnification that they may have as officers or directors, the Committee members shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the Plan's administration and the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reasons of any action taken or failure to act under or in connection with the Plan or any Option or Stock Appreciation Right granted thereunder. The Committee members are also to be indemnified against all amounts paid by them in settlement thereof (provided that settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or willful misconduct in the performance of his/her duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 12:                MISCELLANEOUS

          The adoption of this Plan, its operation, or any documents describing or referring to this Plan (or any part thereof) shall not confer upon any employee any right to continue in the employ of the Company or in any way affect any right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason thereof.

          This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations which may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

          The Plan shall be administered in the State of New York and the validity, construction, interpretation, administration and effect of the Plan shall be determined solely in accordance with the laws of that State.

          IN WITNESS WHEREOF1 the Company has caused this Plan to be executed on this 17th day of May , 1995.

                                                     TRUSTCO BANK CORP NY



                                                   By:/s/ William F. Terry
                                                   William F. Terry

APPENDIX C

                               AMENDMENT NO. 1
                                       TO
                            1995 TRUSTCO BANK CORP NY
                                STOCK OPTION PLAN


   WHEREAS,   TrustCo  Bank  Corp  NY,  (hereinafter  called  "the  Company"), established the

   1995 TrustCo Bank Corp NY Stock Option Plan (hereinafter called "Plan"); and

   WHEREAS, the Company desires to amend said Plan effective as of May 17, 1999;

   NOW,THEREFORE, the Company does hereby amend the Plan effective May 17, 1999 so that it will read as follows:

                                                                              I.

   Section 6 of the Plan is hereby deleted in its entirety and the following is substituted in lieu there of:



         "SECTION 6:                SHARES SUBJECT TO THE PLAN

                  1. The total number of shares available for grants of Stock Options under this Plan is 3,000,050, subject to the adjustments under Section 9. The shares may either authorized but unissued shares or treasury shares. If a Stock Option or a portion thereof expires or terminates for any reason without being exercised in full, the unpurchased shares covered by the Option are to be available for future Stock Option grants under this plan.

                  2. The maximum aggregate number of shares of Stock with respect to which Stock Options may be granted in any one fiscal year to any single Employee shall be 500,000."

                                       II.
The following new section 13 is hereby added immediately following Section 12 of the Plan:

         "SECTION 13:                       WITHHOLDING

                  The company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Stock Option. The recipient may elect, subject to approval by the Committee, to have shares of Stock withheld by the Company in satisfaction of such taxes, or to deliver other shares of Stock owned by the recipient in satisfaction of such taxes. The number of shares to be withheld or delivered shall be calculated by reference to the Fair Market of the appropriate class or series of Stock on the date that such taxes are determined."

IN WITNESS WHEREOF,The Company has caused this Amendment No. 1 to be executed by

its duly authorized officer this             day of                  , 1999.


                                                     TRUSTCO BANK CORP NY